 Exhibit 10.1

SECURED PROMISSORY NOTE

US$	New York, New York
September 11, 2008 (the “Issue Date”)

FOR VALUE RECEIVED, MANHATTAN PHARMACEUTICALS, INC., a Delaware corporation with offices at 810 Seventh Avenue, 4th Floor, New York, New York 10019 (the “Obligor” or “Debtor”), hereby promises to pay to the order of [NAME], an individual residing at [ADDRESS] (the “Holder” or “Secured Party”), the principal sum of [AMOUNT] in lawful money of the United States, together with interest on the unpaid principal balance in accordance with the terms set forth herein.

1. Interest Rate. Interest on the unpaid principal balance hereof shall accrue at the rate of ten percent (10%) per annum from the Issue Date through but not including the Maturity Date (as defined below).

2. Payment of Principal and Interest. Principal and interest shall be paid in cash on March 10, 2008 (the “Maturity Date”) unless paid earlier by the Company. This is one of a series of related secured promissory notes (in the aggregate principal amount of $70,000.00) (the "Notes"). The Company shall pre-pay the principal and interest due under the Notes, on a pro-rata basis in accordance with original principal amounts, as and when the proceeds from the Collateral are received by the Company. Furthermore, the Company shall pre-pay the principal and interest due under the Notes, on a pro-rata basis in accordance with original principal amounts, to the extent that the Company raises additional debt or equity financing in excess of $100,000.

3. Place and Manner of Payment. All payments of principal and interest hereunder shall be made by the Obligor to the Holder (or the Holder’s designee) at the address of the Holder (or such designee) set forth above or such other address as the Holder (or such designee) shall designate in writing to Obligor and shall be made, at the Holder’s option, either by wiring such funds to an account designated by the Holder or by certified or cashier’s check made payable to the order of the Holder (or such designee of the Holder).

4. Representations and Warranties of the Obligor. The Obligor has full legal capacity, power and authority to execute and deliver this promissory note and to perform its obligations hereunder, including, without limitation the granting of the security interests in the Collateral (as defined below) in favor of the Holder as set forth in Section 6 hereof. This promissory note is a valid and binding obligation of the Obligor, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

5. Events of Default; Remedies.

(a) For purposes of this promissory note, an “Event of Default” shall mean (i) the failure by the Obligor to make any payment due hereunder in full on or before the fifth (5th) business day following the Maturity Date; (ii) the Obligor, pursuant to or within the meaning of Title 11, U.S. Code, or any similar Federal, foreign or state law for the relief of debtors (collectively, “Bankruptcy Law”), (a) commences a voluntary case, (b) consents to the entry of an order for relief against it in an involuntary case, (c) consents to the appointment of a receiver, trustee, assignee, liquidator or similar official (a “Custodian”), (d) makes a general assignment for the benefit of its creditors or (e)  admits in writing that it is generally unable to pay its debts as they become due; (iii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (a) is for relief against the Obligor in an involuntary case, (b) appoints a Custodian of the Obligor or (c) orders the liquidation of the Obligor, in each case, which order, decree or appointment is not discharged or dismissed within sixty (60) days; (iv) a breach by the Obligor of its representations an warranties under Section 5 of this promissory note; or (v) a breach by the Obligor of any of its material covenants and agreements under this promissory note, including, without limitation, its obligations under Section 7 hereof, which breaches are not cured within ten (10) business days after the Obligor has received written notice thereof from the Holder.

(b) Upon the occurrence of any Event of Default, the entire principal sum outstanding, together with all accrued and unpaid interest and any and all other obligations owing under this promissory note, shall immediately become due and payable at the option of the Holder upon written notice to the Obligor. In the event any payments of principal or interest or any other sums then owing by the Obligor to the Holder have not been not paid, following the expiration of any applicable grace periods for the payment of such amounts as set forth herein, interest on such amounts shall accrue at the rate of twelve percent (12%) per annum from the date such payment was due and payable through but not including the date payment is made in satisfaction thereof.

(c) For the purposes of this promissory note, “business day” shall mean any day other than Saturday, Sunday or any other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

6. Security. To secure the full and punctual payment and performance of the obligations of the Obligor under the Notes in accordance with the terms thereof, the Obligor grants to the Holder (and to the other holders of the Notes), for its and their benefit, a continuing security interest all of the collateral described on Exhibit A hereto now owned or hereafter owned or acquired by the Obligor (the “Collateral”). The Obligor will, from time to time, at the Obligor’s expense, execute, deliver, file and record any statement, assignment, instrument, document, agreement or other paper and take any other action (including any filings of financing or continuation statements under the Uniform Commercial Code of the applicable jurisdiction) that the Holder may reasonably request in order to create, preserve, upgrade in rank, perfect, confirm or validate the security interests or to enable the Holder to obtain the full benefits of this Section 6, or to enable the Holder to execute and file financing statements, financing statement amendments, or continuation statements without the Obligor’s signature appearing thereon. The Obligor agrees that a carbon, photographic, photostatic or other reproduction of this Note is sufficient as evidence of its authorization for the Holder to file financing statements (or amendments thereto) to perfect its security interest in the Collateral. The Obligor covenants and agrees that it will not enter into any agreement for the purpose of frustrating, limiting or otherwise impairing any of the rights of the Holder under this Section 6. Upon the indefeasible payment in full of all amounts due under this promissory, all obligations of the Obligor under this Section 6 and all of the security interests in the Collateral granted pursuant to this Section 6 shall terminate.

7. Successors and Assigns. This promissory note shall be binding upon the Obligor and its successors and assigns, but the obligations of the Obligor under this promissory note may not be assigned without the prior written consent of the Holder.

8. Waivers; Jurisdiction. The Obligor hereby waives demand, presentment, notice of dishonor, diligence, protest, notice of protest and all other notices or demands relating to this promissory note. The Obligor also (a) acknowledges and agrees that, in any suit, action, or proceeding under this promissory note, the courts of the State of New York in the borough of Manhattan, The City of New York, or the courts of the United States District Court for the Southern District of New York shall have the exclusive jurisdiction thereof, (b) consents to the jurisdiction of such courts and (c) consents to and waives any objection which the Obligor now has or may hereafter have to proper venue existing in any of such courts. THE UNDERSIGNED AGREES THAT ANY SUIT, ACTION OR PROCEEDING, WHETHER CLAIM OR COUNTERCLAIM, ON OR WITH RESPECT TO THIS NOTE, SHALL BE TRIED ONLY BY A COURT AND NOT BY A JURY. THE UNDERSIGNED HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY SUCH SUIT, ACTION OR PROCEEDING.

9. Modifications. This promissory note cannot be changed, amended, or modified orally but can only be changed, amended or modified by a writing signed by both the Obligor and the Holder, and only with the consent of the holders of a majority (based on outstanding principal) of the Notes. This writing is intended by the Obligor and the initial Holder as a final expression of this promissory note and also is intended as a complete and exclusive statement of the terms of this promissory note. No course of prior dealing between the Obligor and initial Holder or their respective affiliates, no usage of trade, and no parol or extrinsic evidence of any nature shall be used to supplement or modify any term hereof, nor are there any conditions to the full effectiveness of this promissory note.

10. Governing Law. This promissory note and any and all matters arising directly or indirectly herefrom shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the choice or conflict of laws principles thereof.

11. Warrants. Simultaneously with the delivery of this Note, the Company is issuing and delivering to the Holder a warrant to purchase 24,000 shares of the Company's common stock at a price per share of $0.20, which shall be exercisable for a period of five (5) years following the Issue Date.

[Signature Page Follows.]

IN WITNESS WHEREOF, the Obligor has duly executed this promissory note as of the date first above written.

OBLIGOR:

MANHATTAN PHARMACEUTICALS, INC.

By:
Name:
Title:

Signature Page to Secured Promissory Note

Exhibit A

“Collateral” means only the following specific items of personal property of Debtor, and no other property, right or interest:

1. Rent deposit, in the amount of approximately $44,000, held by Metropolitan 810 7th Avenue LLC (“Metropolitan”) pursuant to a lease for approximately 4,000 square feet of office space on the 4th floor of 810 Seventh Avenue, New York, New York 10021 between the Debtor, as lessee, and Metropolitan, as lessor, expiring on September 30, 2008 (expected to be received by October 31, 2008).

2. Refund of prepayment in the amount of $10,000 from Dow Pharmaceutical Sciences, Inc. (“Dow”) pursuant to Task 1 of the Master Services Agreement dated March 14, 2007 between Dow and the Debtor (expected to be received by September 15, 2008).

3. Company income tax refund anticipated to be received by November 30, 2008, from the State of New York and the City of New York.